EXHIBIT 23.2

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         As independent certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report on the consolidated financial statements of Andrx Corporation dated March 27, 2000 (except for the April 2000 stock split described in Note 2, as to which the date is April 3, 2000) included in Andrx Corporation's Registration Statement on Form S-3 (333-33822).

         We also consent to the incorporation by reference of our report on the consolidated financial statements of Cybear, Inc. dated February 10, 2000 (except for the tracking stock reorganization plan discussed in Note 1, as to which the date is March 24, 2000) included in Andrx Corporation's Registration Statement on Form S-4 (333-38226).

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
September 5, 2000.